EXHIBIT 10.1

April 28, 2008

Kurt M. Swenson
336 Putney Hill Road
Hopkinton, NH 03229

RE: Retirement Agreement

Dear Kurt:

This letter sets forth and formalizes the terms of your continued employment and retirement agreement with Rock of Ages Corporation ("Rock of Ages" or the "Company").  You hereby retire from your position as Chief Executive Officer ("CEO") of Rock of Ages, effective at the close of business on June 30, 2008 (such time and date, the "CEO Retirement Date").  Following a three-month period after the CEO Retirement Date which is intended to facilitate the orderly transition of your CEO duties to Donald Labonte, who will become CEO of the Company as of the CEO Retirement Date, you will retire as, and cease to be, an employee of the Company, effective at the close of business on September 30, 2008 (the "Retirement Date").

Your position as Chairman of the Board of Directors will continue, but as of July 1, 2008, such position will be in a non-executive capacity, and, accordingly, as of such date you will become non-executive Chairman of the Board, with such duties and responsibilities as described in the attached Exhibit A.  You will remain an employee of the Company until the Retirement Date, and will continue to be paid your regular salary up to the Retirement Date.  From and after the Retirement Date you will be compensated for your services as non-executive Chairman of the Board as set forth on the attached Exhibit A.

We have agreed on the following additional details of your continued employment and retirement arrangements.

1.	Regular Salary. Your regular base salary of $446,500 less the $100,000 deferral made pursuant to the Rock of Ages Corporation Key Employees Salary Deferral Plan (the "DS Plan") for 2008, which you properly elected prior to December 31, 2007 to be deferred in full by September 30, 2008, and less all applicable withholdings including taxes, health care premiums and the like, will continue to be paid through September 30, 2008 in the same regular monthly installments as you are currently being paid.

2.

Bonus.  The Company agrees it will pay you the cash incentive earned (if any) under the 2008 incentive plan at the time other executive incentive payments for 2008 performance under the 2008 incentive plan are paid.  Any cash incentive will be calculated based on 2008 salary paid up to the Retirement Date (less amounts deferred under the DS Plan).  You understand and agree that no discretionary bonus will be payable to you on account of 2008 performance.

3.	Cessation of Certain Benefits. Your group term life insurance, optional life insurance, disability insurance, retirement plan and all other fringe benefits not specifically provided for herein shall cease and terminate on the Retirement Date. All Company contributions to your 401(k) account shall cease on the Retirement Date; provided, however, you may remain in the 401(k) plan according to its terms for as long as you wish and as long as your account balance remains over Five Thousand Dollars ($5,000.00), or you may withdraw or rollover your account balance at any time after the Retirement Date in accordance with the provisions of the 401(k) Plan and in accordance with applicable law and regulations. A notice explaining your distribution options will be sent to your home.

4.	Retirement Plans and Agreements.

Defined Benefit Pension Plan (the "DB Plan"). You have advised the Company that you will be electing the 100% joint and survivor annuity option of the DB Plan on or before your retirement date. The appropriate election forms and other required documents will be provided to you in accordance with the terms of the DB Plan to ensure that benefits will be paid in accordance with your elections after the Retirement Date.

Deferred Salary Plan. The Company confirms that you properly elected, prior to December 31, 2007, the interest only option as set forth in section 6.1(a) of Article 6 of the DS Plan and also confirms in that same election you elected that the entire $100,000 maximum deferral for 2008 should be credited into your DS Plan account by September 30, 2008. The appropriate election forms and other required documents will be provided to you in accordance with the terms of the DS Plan to ensure that benefits will be paid in accordance with your elections after the Retirement Date. The Company hereby confirms and agrees that in accordance with Section 8.3 of Article 8 of the DS Plan, and except as otherwise provided in Article IV thereof, the Company may not reduce, terminate or modify your DS Plan benefits in any manner without the prior written consent of you or your beneficiaries.

Salary Continuation Agreement. You are entitled to salary continuation payments under the terms of the Rock of Ages Corporation Salary Continuation Agreement with you dated February 7, 1995 as amended (the "SC Agreement"). The Company hereby confirms and agrees that it knows of no facts or circumstances referred to in Section 3 of the SC Agreement that would constitute a basis for forfeiture of payments under the SC Agreement, and further acknowledges and agrees that your ownership interest in, and position as Chairman of the Board of, Swenson Granite Company LLC has not constituted and will not constitute engaging in unauthorized business activity competitive with the Company or its affiliates within the meaning of Section 3 of the SC Agreement. The Company further confirms and agrees that the provisions of Section 5 of the SC Agreement regarding termination and amendment were intended to, and only apply in circumstances arising prior to the entry into a retirement agreement or actual retirement, and the Company has never amended or terminated a salary continuation agreement with any employee after entry into a retirement agreement or the retirement of that employee and will not do so with your SC Agreement. The Company confirms that there are no insurance policies on your life in force supporting the SC Agreement and you hereby irrevocably waive any rights to any life insurance policies that the Company may buy on your life in the future. Finally, the Company further acknowledges that the provisions of Section 8(b) of the SC Agreement do not apply after entry into a retirement agreement as a justification of terminating or withholding the earned payments due to you as a retiree, but are simply a reaffirmation of the fact as specifically set forth in Section 5 of the SC Agreement that all of your rights and the rights of your beneficiaries are solely those of any unsecured general creditor of the Company. The appropriate election forms and other required documents will be provided to you in accordance with the terms of the SC Agreement to ensure that benefits will be paid in accordance with your elections after the Retirement Date.

5.	Health Care. The Company will provide post-retirement health care insurance coverage to you and your spouse, in accordance with our current policy. That policy provides for health care coverage (as the same may be in effect from time to time) for you and your spouse until each of you reaches age 65, provided that health care coverage for your spouse shall terminate when you have reached (or would have reached) age 68, regardless of whether she has reached age 65. In consideration of your waiver of the retiree life insurance benefit below, the Company agrees to pay 100% of the health insurance premiums while this benefit is being provided.

6.	Life Insurance. You hereby irrevocably waive the available $8,000 retiree life insurance benefit on the basis that is not a meaningful or material benefit to retiring executive officers and hereby release the Company from and against any claim with respect to that benefit

7.	Continued Employment. You agree to continue to fulfill your duties as CEO of the Company until June 30, 2008 and such transitional tasks as may be assigned to you as non-executive Chairman of the Board by the Board of Directors until the Retirement Date in order to facilitate an orderly CEO transition.

8.	Company Car. The Company will transfer the title of the 2004 Jeep automobile you are driving on or about the Retirement Date without payment due from you. The vehicle will be transferred "as is" and "where is", and you will be responsible for paying any transfer taxes, registration fees and other amounts in connection with the transfer of title and re-registration of the vehicle. You should be aware that you will be taxed on the value of the automobile in 2008 and the Company will send you a 1099 MISC reporting the receipt of this value.

9.	Company Computer and Blackberry Wireless Device. You shall be entitled to keep your laptop computer and the existing operating and application software. Given your ongoing responsibilities as CEO through the CEO Resignation Date, and as non-executive Chairman of the Board following the CEO Resignation Date, you may retain all Company information on your computer. The Company also agrees to continue to provide you with an email account in the Company's email system and any necessary technical support from Company's information technology personnel you may need with respect to your computer and the Company's email system for so long as you remain CEO or non-executive Chairman of the Board. You may keep your Company-issued Blackberry wireless device after the Retirement Date, provided that you will be responsible for all charges for wireless service after the Retirement Date.

10.	Survival of Company's Obligations. The Company agrees that its obligations to pay salary, bonus, and the other retirement benefits provided herein shall continue and shall not be extinguished in the event of your disability or death, unless those benefits expire under the specific terms of the applicable agreements, plans or programs pursuant to which they are offered.

11.	409A Compliance. It is the intention of the Company and you that this agreement not result in unfavorable tax consequences to you or the Company under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and guidance promulgated thereunder. Notwithstanding anything to the contrary herein, if you are a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any amounts (or benefits) otherwise payable to or in respect of you pursuant to Section 4 hereof shall be delayed until the earliest date permitted by Section 409A(a)(2) of the Code. The Company and you agree to cooperate in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this agreement, the DS Plan and/or the SC Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden in connection with such amendment.

12.	Existing Employment Agreement. You and the Company hereby agree that your employment agreement with the Company dated October 24, 1997 (the Employment Agreement) is terminated and of no further force and effect as a result of the entry into this agreement, and, accordingly, neither you nor the Company shall have any right, claim or obligation under the Employment Agreement.

13.	Headings. The descriptive headings of the several sections of this agreement are inserted for convenience of reference only and shall not control or affect the meanings or construction of any of the provisions hereof.

14.	Severability and Violation of Laws. If any provision of this agreement shall be held invalid or unenforceable according to the law, such provisions shall be modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this agreement, and such remaining provisions shall continue in full force and effect.

15.	Complete and Entire Agreement. This agreement, together with the DB Plan, the DS Plan, the SC Agreement, and the other Company benefit plans to the extent provided herein, contain all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof.

16.	Amendments. This agreement may be amended, or any provision of this agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by both parties hereto.

17.	Counterparts. This agreement may be executed in counterparts and by facsimile signatures, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

18.

Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to contracts entered into and wholly to be performed within the State of New Hampshire by New Hampshire residents.

Rock of Ages is grateful for your years of service and loyalty.  We appreciate the contributions that you have made to make Rock of Ages the great company that it is today.  If the foregoing is acceptable, kindly sign in the space provided below.

                                                                                                                                Sincerely yours,

                                                                                                                                ROCK OF AGES CORPORATION

                                                                                                                                By:/s/ Donald Labonte_________________

                                                                                                                                     Donald Labonte, President and Chief

                                                                                                                                     Operating Officer

                            ACCEPTED:

                            /s/ Kurt M. Swenson__________

                            Kurt M. Swenson

                            Dated:4/28/08_______________

EXHIBIT A

DUTIES, RESPOSIBILITIES AND COMPENSATION

OF NON-EXECUTIVE CHAIRMAN OF THE BOARD

OF ROCK OF AGES CORPORATION

KURT M. SWENSON

Duties and Responsibilities - Overview

 In addition to the duties and responsibilities of other members of the Board of Directors (the "Board"), the non-executive Chairman of the Board (the "Chairman") organizes the Board's activities to enable it to effectively provide guidance to, and oversight and accountability of, the Company's management. To fulfill that role, the Chairman creates and maintains effective working relationships with the Chief Executive Officer (the "CEO"), other officers and managers of the Company, and the other members of the Board. He also serves as a resource to the CEO and management, and advises the CEO as to the Board's needs, interests and opinions, with a view to assuring that the Board's agendas and initiatives are appropriately directed to the matters of greatest importance to the Company.  In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, by maintaining the responsibility of management to develop and recommend to the Board the Company's corporate strategy and its execution, as well as the responsibility and duty of the Board to review, express its views on, and ultimately determine, and direct management's execution of, corporate strategy.

Specific Duties and Responsibilities

The following listed items are the more specific duties of the Chairman.

  Presiding over meetings of the shareholders and the Board, except those meetings or sessions of meetings of the Board requiring the presence of independent directors only.
  Establishing agendas for meetings of the Board and shareholders in consultation with the CEO and the Board.
  Consulting with the Board in defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information to the Board.
  Coordinating and conferring with the Chairs of all standing or ad hoc Committees of the Board (Committees) and with the appropriate officers on meeting schedules, agendas and information needs of the Committees.
  Attending any meeting of any Committee when requested by the Chair or a majority of Committee members.
  Coordinating periodically a review by management and the Board of management's strategic plan and budget.

  Working with management on effective communication with shareholders and major lenders, including being available for direct consultation and direct communication with the Company's lenders, significant shareholders and other relevant constituencies, as requested by management or the Board.
  Consulting and participating with members of the Company's Disclosure Committee in reviewing and commenting on shareholder communications and public filings, including without limitation the Annual Report on Form 10-K, quarterly reports on Form 10-Q, any current report on Form 8-K, the annual report to shareholders and press releases.
  Performing such other duties and services as the Board may reasonably request.

Compensation

In light of the more extensive duties of the Chairman as compared to the other Board members, he shall be paid a Chairman's fee that is not less than $20,000 higher than the next highest paid Board member or such other amount as may be determined by the Compensation Committee or the full Board (excluding the Chairman) in its sole discretion. The Chairman will not be paid any additional meeting fees but will be reimbursed for all out of pocket expenses in connection with his duties on behalf of the Company.  In order to facilitate the Chairman's performance of his duties, the Chairman will  have an email account in the Company's email system,  full access and use of the Company's email system including remote computer access systems, receive all electronically transmitted monthly reports received by the executive officers, and receive technical support from the Company's IT staff when necessary.